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                                                                    EXHIBIT 99.1



[High Speed Net Solutions, Inc. letterhead]

May 16, 2001

Dear Valued Shareholders of High Speed Net Solutions, Inc. d/b/a Summus:

This letter is the second in a series of regular reports about progress in meeting our business goals and enhancing your share value. The first letter was sent roughly two months ago.

Here are the highlights of our recent efforts:

QUALCOMM RELATIONSHIP

The company's management has made significant progress in negotiating alliances over the past two months. As announced in a March 28, 2001 press release, we have become a core developer for Qualcomm's Binary Runtime Environment for Wireless or BREW (TM) platform. BREW is an applications platform for wireless devices using a variety of air interfaces, including Code Division Multiple Access (CDMA), a leading standard for high speed wireless voice and data communications.

Qualcomm is a leader in developing and delivering innovative wireless communications products and services based on Qualcomm's CDMA digital technology. Our relationship with Qualcomm has continued to broaden and deepen. Qualcomm has introduced us to various wireless device service providers with which we are currently in discussions. We are also exchanging ideas for a closer long-term business relationship with Qualcomm.

BREW CONFERENCE

According to a number of industry officials who attended Qualcomm's BREW Conference in San Diego last week, the Summus technology captured more interest than the technology of any other developer there. Our technology team, led by Dr. Bjorn Jawerth, met with more than 20 companies, including leaders in the communications and wireless field. Our next step is to get our BlueFuel(TM) software running on a handset and provide demonstrations of how our technology is well ahead of current offerings. Our technology and business development teams are working hard on this task.

RESOLUTION OF ACCOUNTING ISSUES WITH THE SEC

The company has been able to resolve with the staff of the Securities and Exchange Commission various accounting issues regarding the company's capitalization of prepaid royalties. These royalty payments were made to Summus, Limited under a February, 1999 Marketing Licensing Agreement (MLA). Significant credit goes to Rob Lowrey, our Chief Financial Officer, and

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Gary Ban, our Chief Operating Officer, who together with our outside auditors,
Ernst & Young LLP, dedicated much time and effort to address the SEC staff's several rounds of comments.

The prepaid royalty payments to Summus, Limited were capitalized and reflected as an asset on the balance sheet included in our 1999 audited financial statements. These costs will remain as a capitalized asset on our balance sheet at December 31, 1999, consistent with the company's initial accounting treatment. But some changes will be made. The initially recorded value of about $4.5 million in capitalized costs will be reduced to $2.2 million.

About $1.5 million of this reduction comprises our re-valuation of 1.5 million shares of common stock issued by High Speed to Summus, Limited, in lieu of the fourth and final cash payment under the MLA. We originally valued this payment at $2.28 million, based on the $1.52 per share closing price of our stock on the OTC Bulletin Board at the time. We have determined that the more appropiate valuation is $750,000, the amount of the final cash payment due under the MLA. The other $0.83 million reduction in the capitalized amount is due to the amortization of the prepaid royalties.

The audited financial statements that will be included in our annual report on Form 10-K for the year ended December 31, 2000, will discuss in more detail the resolution of these and other accounting matters raised by the SEC staff.

We can now focus our energies on completing the audit of our financial statements for the year ended December 31, 2000. The 2000 financial statements will be included in our annual report on Form 10-K for the year ended December 31, 2000, which will be filed with the SEC. The company expects within the next few weeks to file its Form 10-K, its quarterly report on Form 10-Q for the first quarter of 2001, and another filing to enable the company to seek to have its common stock again made eligible to be quoted on the Over-The-Counter Bulletin Board.

TECHNOLOGY

Dr. Jawerth, the company's chief scientist and co-CEO for technology, and his team have developed a new technology platform targeted to bring highly efficient multimedia solutions to mobile and wireless devices. The Blue Fuel Video(TM) software is the first module of this platform, for which we have recently filed patent applications. This software module provides an extremely efficient solution for delivering video to mobile and wireless devices. Wireless carriers and handset manufacturers have shown substantial interest in this solution. The launch of this software was announced last week by press release and at Qualcomm's BREW conference in San Diego. Dr. Jawerth met all week with potential partners on the West Coast.

RESULTS OF OPERATIONS

Our revenues from government and licensing contracting (including work being performed for the Navy) for the first four months of 2001 are running at a rate double the figure for the same period of the prior year. This revenue stream is assisting us in developing additional intellectual property. Our expenses have dropped nearly 50% from December, 2000.


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We have reduced our workforce to a more efficient level in the wake of the
Summus, Limited asset acquisition. We are in the process of reducing our office space by subletting the 21st floor in our Raleigh headquarters building and keeping our 6th floor offices, and continue to negotiate with vendors to reduce or stretch out a variety of other costs. Nonetheless, we continue to experience liquidity constraints. As of March 31, 2001, the company's cash balances were approximately $350,000. The company's accounts payable and accrued expenses in the aggregate amounted to approximately $3,863,000 as of that date.

CAPITAL RAISING

We have been able to raise well over $1 million in the past month to meet ongoing expenses.

THE COMPANY'S NAME

As previously reported, on February 16, 2001, High Speed acquired substantially all of the assets of Summus, Limited. The assets acquired from Summus, Limited consisted principally of intellectual property with respect to the encoding, manipulating, compressing, managing and distributing of digital multimedia (i.e., image, graphics and video) content. As a result of the acquisition, Summus' business has become the company's primary business operations. Management believes that there is a certain degree of name recognition associated with the Summus name and technology. Accordingly, the company has filed the necessary documents in the States of Florida and North Carolina to conduct business under the fictional name of (i.e., doing business as) "Summus." The company presently intends to solicit shareholder approval of a change in the company's legal name to "Summus, Inc." A proposal to this effect is anticipated to be included in the proxy statement for the annual meeting of shareholders, which we anticipate distributing to shareholders in the next few weeks. The company also intends to re-incorporate in Delaware, a more common venue for public companies, and one with a more robust and complete record of corporate guidance.

SUMMARY

From the very difficult situation in which High Speed Net Solutions, Inc. and Summus, Limited found themselves last August, we have built significant value through: the completion of the company's acquisition of substantially all of Summus, Limited's assets, the consolidation of operations and integration of the board of directors and management following the asset acquisition, the forging of relationships with significant technology players, the development of new technology, the raising of capital, and the movement forward in business development on a variety of fronts. Congratulations are in order to the management team, including co-CEOs Bjorn Jawerth and Rick Seifert, COO Gary Ban, CFO Rob Lowrey, and those that work directly with them.

Please look for further announcements soon.

Sincerely,


Stuart Diamond
Chairman of the Board




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